EXHIBIT 99.1

FOR RELEASE: Thursday, April 23, 2015 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2015

Shreveport, Louisiana – April 23, 2015 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended March 31, 2015 of $843,000, an increase of $205,000, or 32.1% compared to net income of $638,000 reported for the three months ended March 31, 2014. The Company's basic and diluted earnings per share were $0.43 and $0.42, respectively, for the three months ended March 31, 2015, compared to basic and diluted earnings per share of $0.31 for the quarter ended March 31, 2014.

The Company reported net income of $2.5 million for the nine months ended March 31, 2015, an increase of $505,000, or 25.3%, compared to $2.0 million for the nine months ended March 31, 2014. The Company's basic and diluted earnings per share were $1.26 and $1.22, respectively, for the nine months ended March 31, 2015, compared to $0.96 and $0.94, respectively, for the nine months ended March 31, 2014.

The increase in net income for the three months ended March 31, 2015, resulted primarily from an increase of $430,000, or 16.2%, in net interest income, and a $319,000, or 50.9%, increase in non-interest income, partially offset by a $373,000, or 16.2%, increase in non-interest expense, a $111,000, or 36.8%, increase in the provision for income tax expense and a $60,000, or 200.0% increase in the provision for loan losses. The increase in net interest income for the three months ended March 31, 2015, was primarily due to a $500,000, or 15.6%, increase in total interest income, partially offset by an increase of $70,000, or 12.5%, in aggregate interest expense primarily due to an increase in deposits and Federal Home Loan Bank borrowings.  The Company's average interest rate spread was 3.55% for the three months ended March 31, 2015, compared to 3.71% for the three months ended March 31, 2014. The Company's net interest margin was 3.73% for the three months ended March 31, 2015, compared to 3.92% for the quarter ended March 31, 2014. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 26 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the three months ended March 31, 2015 compared to the prior year quarterly period.

The increase in net income for the nine months ended March 31, 2015, resulted primarily from a $1.2 million, or 14.7%, increase in net interest income, and an increase of $371,000, or 20.6%, in non-interest income partially offset by a $678,000, or 10.1%, increase in non-interest expense, a $271,000, or 28.4%, increase in income tax expense and a $92,000, or 78.0%, increase in the provision for loan losses. The increase in net interest income for the nine month period was primarily due to a $1.2 million, or 12.4%, increase in total interest income, partially offset by a $37,000, or 2.1%, increase in interest expense on borrowings and deposits primarily due to an increase in Federal Home Loan Bank borrowings.  The Company's average interest rate spread was 3.61% for the nine months ended March 31, 2015, compared to 3.68% for the nine months ended March 31, 2014.  The Company's net interest margin was 3.79% for the nine months ended March 31, 2015, compared to 3.91% for the nine months ended March 31, 2014.  The decrease in net interest margin and average interest rate spread is attributable primarily to a decrease of 24 basis points in average yield on interest earning assets.

          The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended March 31,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$276,182	5.01%	$224,019	5.30%
Investment securities	51,340	1.93	43,010	2.19
Interest-earning deposits	2,443	0.18	2,940	0.26
Total interest-earning assets	$329,965	4.49%	$269,969	4.75%

Interest-bearing liabilities:
Savings accounts	$14,593	0.21%	$11,603	0.19%
NOW accounts	30,659	0.77	26,941	0.85
Money market accounts	43,630	0.30	45,230	0.31
Certificates of deposit	136,148	1.35	113,963	1.49
Total interest-bearing deposits	225,030	1.00	197,737	1.06
Other bank borrowings	262	4.24	-	-
FHLB advances	41,424	0.64	17,357	0.85
Total interest-bearing liabilities	$266,716	0.94%	$215,094	1.04%

	For the Nine Months Ended March 31,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$265,809	5.12%	$218,796	5.47%
Investment securities	53,289	1.95	48,080	2.17
Interest-earning deposits	2,704	0.27	5,072	0.25
Total interest-earning assets	$321,802	4.55%	$271,948	4.79%

Interest-bearing liabilities:
Savings accounts	$13,581	0.20%	$10,851	0.21%
NOW accounts	29,142	0.73	26,445	0.98
Money market accounts	43,534	0.32	43,617	0.35
Certificates of deposit	130,321	1.39	114,022	1.55
Total interest-bearing deposits	216,578	1.01	194,935	1.13
Other bank borrowings	88	4.23	333	5.70
FHLB advances	41,666	0.57	19,060	0.88
Total interest-bearing liabilities	$258,332	0.94%	$214,328	1.11%

The $319,000 increase in non-interest income for the three months ended March 31, 2015, compared to the prior year quarterly period was due to an increase of $421,000 in gain on sale of loans and an increase of $31,000 in service charges on deposit accounts, partially offset by a $129,000 decrease in gain on sale of real estate, a decrease of $3,000 in income on Bank Owned Life Insurance and a decrease of $1,000 in gain on sale of securities.  The $371,000 increase in non-interest income for the nine months ended March 31, 2015, compared to the prior year period was primarily due to increases of $428,000 in gain on sale of loans, an increase of $90,000 in service charges on deposit accounts and an increase of $15,000 in other non-interest income, partially offset by a $129,000 decrease in gain on sale of real estate, a decrease of $25,000 in gain on sale of securities and an $8,000 decrease in income on Bank Owned Life Insurance. The Company sells most of its fixed rate mortgage loan originations other than those loans selected for portfolio.

        The $373,000 increase in non-interest expense for the three months ended March 31, 2015, compared to the same period in 2014, is primarily attributable to increases of $195,000 in compensation and benefits expense, $116,000 in loan and collection expense, $78,000 in occupancy and equipment expense, $16,000 in other non-interest expense, $9,000 in audit and examination fees and $6,000 in deposit insurance premiums.  These increases were partially offset by decreases of $19,000 in data processing expense, $14,000 in advertising expense, $13,000 in franchise and bank share taxes, and $1,000 in legal fees. The $678,000 increase in non-interest expense for the nine months ended March 31, 2015, compared to the same period in 2014, is primarily attributable to increases of $412,000 in compensation and benefits expense, $169,000 in loan and collection expense, $144,000 in occupancy and equipment expense, $31,000 in other non-interest expense, $24,000 in data processing expense, $12,000 in deposit insurance premiums and $4,000 in audit and examination fees. These increases were partially offset by a decrease of $70,000 in franchise and bank share taxes, $36,000 in legal fees, and $12,000 in advertising expense.

At March 31, 2015, the Company reported total assets of $357.7 million, an increase of $28.2 million, or 8.6%, compared to total assets of $329.5 million at June 30, 2014. The increase in assets was comprised primarily of increases in loans receivable, net of $25.9 million, or 10.8%, from $239.6 million at June 30, 2014, to $265.5 million at March 31, 2015, loans held-for-sale of $919,000, or 9.8%, from $9.4 million at June 30, 2014, to $10.3 million at March 31, 2015, other assets of $2.2 million, or 13.3%, from $16.8 million at June 30, 2014 to $19.0 million at March 31, 2015, and an increase in investment securities of $385,000, or 0.8%, from $50.2 million at June 30, 2014, to $50.6 million at March 31, 2015.  These increases were partially offset by a decrease in cash and cash equivalents of $1.3 million, or 9.3%, from $13.6 million at June 30, 2014 to $12.4 million at March 31, 2015.  The increase in loans held-for-sale results primarily from an increase at March 31, 2015 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Nine Months Ended March 31,
	2015	2014 (1)	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$73,118	$67,288	8.7%
Commercial — real estate secured:
Owner occupied	49,167	33,547	46.6%
Non-owner occupied	3,271	4,484	(27.1)%
Multi-family residential	2,851	348	719.3%
Commercial business	39,003	31,036	25.7%
Land	4,763	7,627	(37.6)%
Construction	20,403	20,172	1.2%
Home equity loans and lines of credit and other consumer	6,355	5,273	20.5%
Total loan originations	$198,931	$169,775	17.2%
Loans sold	$(63,425)	$(49,753)	29.3%
________________
(1)	One-to four-family residential loan originations for the nine months ended March 31, 2014 included $30.3 million of loans that were reclassified as commercial – real estate secured ($25.3 million), multi-family residential ($348,000) and home equity loans and lines of credit and other consumer ($4.6 million) to conform to the current period presentation.

Included in the $20.4 million and $20.2 million of construction loan originations for the nine months ended March 31, 2015 and 2014, respectively, are approximately $12.3 million and $13.4 million, respectively, of one- to four-family residential construction loans and $8.1 million and $6.8 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

        Total liabilities increased $27.8 million, or 9.7%, from $286.8 million at June 30, 2014, to $314.6 million at March 31, 2015, primarily due to an increase in advances from the Federal Home Loan Bank of Dallas of $25.6 million, or 198.3%, to $38.5 million at March 31, 2015, compared to $12.9 million at June 30, 2014, and an increase in total deposits of $2.5 million, or 0.9%, to $274.8 million at March 31, 2015, compared to $272.3 million at June 30, 2014.  The increase in deposits was primarily due to a $17.2 million, or 14.3%, increase in certificates of deposit from $120.4 million at June 30, 2014 to $137.6 million at March 31, 2015, a $7.1 million, or 29.4%, increase in NOW accounts from $24.0 million at June 30, 2014 to $31.1 million at March 31, 2015, a $5.0 million, or 41.6%, increase in savings deposits from $12.2 million at June 30, 2014 to $17.2 million at March 31, 2015, and a $730,000, or 1.7%, increase in non-interest bearing demand deposits from $43.5 million at June 30, 2014 to $44.2 million at March 31, 2015, partially offset by a decrease of $27.5 million, or 38.1%, in money market deposits from $72.2 million at June 30, 2014 to $44.7 million at March 31, 2015.  The decrease in money market deposits was primarily due to a transitory deposit in the fourth quarter of fiscal 2014 which had a balance of approximately $30.6 million at June 30, 2014. The deposit was short-term in nature and was fully withdrawn as of September 30, 2014. At both March 31, 2015 and June 30, 2014, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank's overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. The increase in advances from the Federal Home Loan Bank of Dallas was a result of the non-recurring deposit described above being used to pay down advances at June 30, 2014.

At March 31, 2015, the Company had $144,000 of non-performing assets compared to $178,000 of non-performing assets at June 30, 2014, consisting of two single-family residential loans, and one commercial real estate loan at March 31, 2015, compared to one single family residential loan and one non-performing line of credit at June 30, 2014. At March 31, 2015, the Company had one single family residential loan and one line of credit classified as substandard, compared to none at June 30, 2014. The Company had one commercial loan secured by real estate classified as doubtful at March 31, 2015, in the amount of $64,000, one single-family residential loan classified as doubtful in the amount of $151,000 at June 30, 2014 and one line of credit classified as doubtful in the amount of $27,000 at June 30, 2014.

Shareholders' equity increased $370,000, or 0.9%, to $43.1 million at March 31, 2015 from $42.8 million at June 30, 2014.  The primary reasons for the increase in shareholders' equity from June 30, 2014, were net income of $2.5 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $578,000 and proceeds from the issuance of common stock from the exercise of stock options of $97,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $463,000, acquisition of treasury stock of $2.3 million and a decrease in the Company's accumulated other comprehensive income of $36,000.

The Company repurchased 118,417 shares of its common stock under its stock repurchase program during the nine months ended March 31, 2015 at an average price per share of $19.29.  On February 11, 2015, the Company announced that its Board of Directors approved a fifth stock repurchase program for the repurchase of up to 108,000 shares.  As of March 31, 2014, there were a total of 95,355 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its five full-service banking offices and one agency office in northwest Louisiana.

      Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31, 2015	June 30, 2014
ASSETS	(Unaudited)

Cash and cash equivalents	$12,371	$13,633
Securities available for sale at fair value	48,340	48,434
Securities held to maturity (fair value March 31, 2015: $2,244; June 30, 2014: $1,765)	2,244	1,765
Loans held-for-sale	10,294	9,375
Loans receivable, net of allowance for loan losses (March 31, 2015: $2,455; June 30, 2014: $2,396)	265,500	239,563
Other assets	18,985	16,759

Total assets	$357,734	$329,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$274,806	$272,295
Advances from the Federal Home Loan Bank of Dallas	38,471	12,897
Other liabilities	1,308	1,558

Total liabilities	314,585	286,750

Shareholders' equity	43,149	42,779

Total liabilities and shareholders' equity	$357,734	$329,529

Home Federal Bancorp, Inc. of Louisiana
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
	(Unaudited)
Interest income
Loans, including fees	$3,457	$2,968	$10,201	$8,979
Investment securities	2	1	5	4
Mortgage-backed securities	246	235	773	780
Other interest-earning assets	1	2	6	10
Total interest income	3,706	3,206	10,985	9,773
Interest expense
Deposits	560	522	1,647	1,652
Federal Home Loan Bank borrowings	66	37	178	125
Other bank borrowings	3	--	3	14
Total interest expense	629	559	1,828	1,791
Net interest income	3,077	2,647	9,157	7,982

Provision for loan losses	90	30	210	118
Net interest income after provision for loan losses	2,987	2,617	8,947	7,864

Non-interest income
Gain on sale of real estate	--	129	--	129
Gain on sale of loans	781	360	1,668	1,240
Gain on sale of securities	--	1	10	35
Income on Bank Owned Life Insurance	40	43	123	131
Service charges on deposit accounts	116	85	329	239
Other income	9	9	40	25

Total non-interest income	946	627	2,170	1,799

Non-interest expense
Compensation and benefits	1,669	1,474	4,616	4,204
Occupancy and equipment	280	202	778	634
Data Processing	133	152	377	353
Audit and Examination Fees	66	57	167	163
Franchise and Bank Shares Tax	72	85	193	263
Advertising	48	62	183	195
Legal fees	81	82	284	320
Loan and collection	144	28	261	92
Deposit insurance premium	45	39	119	107
Other expenses	139	123	412	381

Total non-interest expense	2,677	2,304	7,390	6,712

Income before income taxes	1,256	940	3,727	2,951
Provision for income tax expense	413	302	1,226	955

NET INCOME	$843	$638	$2,501	$1,996

EARNINGS PER SHARE

Basic	$0.43	$0.31	$1.26	$0.96
Diluted	$0.42	$0.31	$1.22	$0.94

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.55%	3.71%	3.61%	3.68%
Net interest margin	3.73%	3.92%	3.79%	3.91%
Return on average assets	0.95%	0.87%	0.97%	0.91%
Return on average equity	7.57%	5.91%	7.39%	6.08%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.04%	0.10%	0.04%	0.10%
Allowance for loan losses as a percent of non-performing loans	1,704.86%	797.50%	1,704.86%	797.50%
Allowance for loan losses as a percent of total loans receivable	0.92%	1.06%	0.92%	1.06%

Per Share Data:
Shares outstanding at period end	2,131,343	2,243,047	2,131,343	2,243,047
Weighted average shares outstanding:
Basic	1,970,066	2,030,216	1,990,960	2,081,010
Diluted	2,024,055	2,081,572	2,045,333	2,130,561
Tangible book value at period end	$20.25	$18.72	$20.25	$18.72

____________
(1)    Ratios for the three and nine month periods are annualized.
(2)    Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145